Exhibit 99

Fact Sheet for Gas and Steam Rate Case Joint Proposal

May 2004

JOINT PROPOSAL

1. Rate plans

•	Gas— Three years, October 1, 2004 – September 30, 2007

•	Steam— Two years, October 1, 2004 – September 30, 2006

2. Rate increases

•	Gas—two options, which from the Company’s perspective are economically equivalent, to be presented to the PSC:

•	Option A

•	First year rate increase is $28.7 million, and

•	Second and third rate increases are $18.4 million and $18.3 million, respectively, to reflect plant additions, property taxes and pensions

•	Option B

•	First year rate increase is $46.8 million,

•	Rates are frozen for years 2 and 3, and

•	Deferral accounting will be used to appropriately spread the first year increase over the three years of the rate plan.

•	In addition to these base rate changes, the Company will retain the first $35 million of net revenues from non-firm customer transactions for each year of the rate plan.

•	These rate increases are net of certain charges agreed to by the Company in order to resolve various issues raised in the proceeding, which the Company will record for accounting purposes (in 2004) as a one-time pre-tax charge to earnings of $17.5 million.

•	The gas weather normalization clause, which moderates the effects of weather on gas net income, continues.

•	As an incentive for non-firm customer transactions, the Company will retain for shareholders 20% of annual non-firm revenues between $35 million and $50 million; 25% of revenues between $50 million and $70 million; and 10% of revenues in excess of $70 million.

•	A gas retail access migration incentive will provide the Company with $40 per account for the first 10,000 gas accounts to move to retail access, and $50 per account above 10,000. The incentive is capped at $8.5 million and is excluded from earnings sharing calculations.

•	Steam

•	Rate increase phased in over two years

•	First rate year increase is $49.6 million (absent the phase-in, the rate increase in year one would be $62.6 million)

•	Second rate year increase is $27.4 million, which reflects increases for plant additions, property taxes and pensions.

•	These rate increases are net of certain charges agreed to by the Company in order to resolve various issues raised in the proceeding, which the Company will record for accounting purposes (in 2004) as a one-time pre-tax charge to earnings of $6.2 million.

•	Carrying charges for the East River Repowering Project allocated to steam, along with the offsetting fuel savings, will be flowed through the steam fuel adjustment clause (FAC).

3. Earnings threshold and capital structure

•	Earnings above 11.75% ROE are shared 50/50 with customers.

•	The equity ratio used in this calculation will be the actual equity ratio, with a cap of 50%

4. Recovery of fuel costs

•	The purchased gas clause and the steam fuel adjustment clause will continue to provide for full recovery of incurred costs.

5. Reconciliations

•	The Company will reconcile pension and OPEB costs for gas and steam from October 1, 2004, forward.

•	Reconciliation of environmental remediation costs will continue.

•	The Company will reconcile property taxes and interference costs to amounts included in rates, with resulting differences above or below a deadband of 2.5% deferred for future disposition by the PSC.

•	The cost of new gas and steam capital projects greater than 5% of projected capital expenditures may be deferred upon PSC approval.

•	Limitations on reconciliations:

•	If earnings exceed an 11.75% ROE but fall below a 15% ROE, only 50% of the above reconcilable items can be deferred;

•	If earnings exceed a 15% ROE, none of the above reconcilable items can be deferred; except that

•	Other normal deferrals (deferred fuel, deferred taxes, WTC expenditures) are not subject to these limitations.